UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Comments on Stilwell’s Presentation to ISS RiskMetrics

SCPIE Holdings Inc. (“SCPIE”) is filing the following bullets to respond to certain statements made in the slideshow presentation of Stilwell Value Partners III, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, “Stilwell”) to Institutional Shareholder Services RiskMetrics Group filed with the Securities and Exchange Commission on March 12, 2008. Stilwell’s presentation includes a number of specific mistakes, inappropriate assumptions, and half-baked analyses that render it useless. Some of the more obvious examples include:

•

Stilwell’s “Net Present Value of Balance Sheet” analysis is inconsistent with any generally accepted methodology for accounting, cash flow, or actuarial analysis, and he combines a number of individual analyses that are not appropriate to combine. Stilwell’s analysis may be an attempt to value SCPIE in a run-off scenario, which we believe is not the appropriate valuation methodology to apply when determining fair value for the sale of an insurance company. In addition, it is highly suspect on its face because it produced a significantly higher value than the standard discounted dividend analysis (which assumes that SCPIE would continue as an on-going business). The discounted dividend analysis performed by the Company’s investment banker indicated a range of equity values between $21.63 and $23.57 per share on a price to book basis for terminal value. In addition, Stilwell makes a number of incorrect assumptions in his analysis:

¡

Notwithstanding Stilwell’s statements to the contrary, SCPIE’s reserves are appropriately accounted for on its balance sheet in accordance with Generally Accepted Accounting Principles (GAAP) as well as Statutory Accounting Principles.

¡

Stilwell’s calculation assumes full recognition of SCPIE’s $31 million of tax assets. In a run-off scenario, this would be highly unlikely given that the company would no longer have the premium revenues needed to generate significant taxable income. Without significant taxable income the company will not recognize the full $31 million of tax assets.

¡

Stilwell also assumes that SCPIE would be able to return all of SCPIE’s capital within a 2.5 year period. In a run-off scenario, insurance regulators would require SCPIE to retain sufficient capital for a much longer period of time to ensure payment of policyholder obligations. As a result, Stilwell’s 2.5-year assumption is not appropriate.

¡

In calculating net present value per share, Stilwell uses SCPIE’s basic shares outstanding. We believe it is much more appropriate to use, and most sophisticated investors would use, SCPIE’s fully diluted shares outstanding. Stilwell may be fudging the number to support his argument.

•	Stilwell’s “Normalized Earnings” calculation is also based on a number of incorrect assumptions:

¡

Stilwell incorrectly assumes that SCPIE’s 2007 reported net income is suitable to use as a proxy for its “normalized” earnings. During the fourth quarter of 2007, SCPIE released approximately $7 million of reserves for prior years all at once which therefore makes 2007 underwriting results not reflective of the underlying profitability of the business currently being written.

¡	Stilwell again used SCPIE’s basic shares outstanding instead of its fully diluted shares outstanding.

¡

Stilwell argues that the loss on SCPIE’s assumed reinsurance book of business during 2007 is “non-recurring”. While SCPIE believes its reserves are adequate, the stock market and the bidders that participated in the auction process did not treat the losses on SCPIE’s assumed reinsurance as non-recurring because SCPIE has had negative development in this area during the last five years. Each of the bidders expressed concern about potential future upward development in SCPIE’s assumed reinsurance in formulating its offer for SCPIE.

•

In making the comparisons under “Inadequate Offer—Where’s the Sale Premium,” Stilwell begins with the flawed premise that a company’s multiple of price to earnings or tangible book value will be the same regardless of its return on equity. In actuality, a company’s multiples vary with its return on equity. Because SCPIE’s return on equity is at the low end of companies in its industry, its historical trading price in relation to its earnings and book value also has been lower than these companies. After taking into consideration SCPIE’s return on equity and historical trading price, SCPIE’s stockholders will receive a substantial premium on their shares if the merger is completed. The $28 per share merger consideration equates to a return on equity of approximately twice SCPIE’s historical return on equity of approximately 7%. The merger consideration also represents a 31% premium to the trading price of SCPIE’s common stock one week prior to the announcement of the pending merger.

•

Stilwell’s accretion analysis under “Inadequate Offer—Earnings Accretion Available” fails to take into consideration dilution caused by customer loss that likely would have resulted from a transaction American Physicians Capital, Inc. (“ACAP”). SCPIE has been informed by several of its largest customers that they would leave for a competitor if SCPIE merged with ACAP. The loss of customers, in turn, would result in dilutive pro forma financials for ACAP.

In sum, Stilwell is attempting to use his back-of-the-envelope analysis to second-guess the work of SCPIE and its investment banker without the benefit of the relevant data provided both by management and by the various bidders throughout the auction process. The analysis he is presenting is inapplicable and it is fundamentally flawed.

Finally, as we have detailed to you over the course of the past few months, our Board conducted a robust and open auction where no parties were excluded or disqualified, four indicative bids were received and two proposals were finalists that were exhaustively vetted by the Board. Ultimately, the Board endorsed the proposal they believed would maximize value for all shareholders of SCPIE – in today’s volatile marketplace and given the significant and very real risks inherent in the other proposal, The Doctors Company’s $28 all cash per share offer is the most direct path to shareholder value maximization.